Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan and the 2022 Inducement Plan of Ginkgo Bioworks Holdings, Inc. of our report dated March 28, 2022, except for Note 25(a), as to which the date is August 31, 2022, with respect to the consolidated financial statements of Ginkgo Bioworks Holdings, Inc. included in Ginkgo Bioworks Holdings, Inc.’s Current Report on Form 8-K dated October 4, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 19, 2022